CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL, AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
OMISSIONS ARE MARKED [*******].

FIFTH ADDENDUM TO AGREEMENT OF LEASE

AGREEMENT made as of the _ day of March, 2012, by and between COMMERCE PARK REALTY, LLC, a Connecticut limited liability company having an address at 7 Finance Drive, Danbury, Connecticut 06810 ("Lessor") and HOLOGIC, INC., a Delaware corporation , having an address at 37 Apple Ridge Road, Danbury, Connecticut 06810 ("Lessee").

RECITALS

A.Lessee has leased certain premises located at 37 Apple Ridge Road, Danbury, Connecticut (the "Leased Premises"), pursuant to, and is the current tenant under, a lease dated December 26, 1995 between Melvyn J. Powers and Mary P. Powers, as original lessor, and LORAD, a Division of Trex-Medical Corporation, as original lessee, as amended by a First Addendum to Lease Agreement dated March 1, 1996, a Second Addendum to Lease Agreement dated as of April 1, 1996, a Third Addendum to Lease Agreement dated as of May 1, 1996, and a Fourth Addendum to Lease Agreement dated as of September _, 2005 (collectively, the "Lease").

B.By letter dated March 8, 2012, Lessee has exercised the first Renewal Term and wishes to extend the Initial Term of the Lease to December 31, 2017, upon the terms and conditions set forth in the Fourth Addendum to Lease Agreement.

C.To memorialize said extension, Lessor requires that the Lessee enter into this Agreement.

D.In consideration of the foregoing, and for One Dollar ($1.00) and other valuable consideration received by each to their satisfaction, Lessor and Lessee hereby agree as follows:

AGREEMENT

1.    Lessor and Lessee hereby agree that Lessee has exercised its right to the first Renewal Term described in the Fourth Addendum to Lease Agreement and that as a result thereof, the Initial Term of the Lease shall end on December 31, 2017. All references in the Lease to the "Initial Term" shall be deemed to mean the period ending on December 31, 2017.

2.    Notwithstanding anything contained in the Lease to the contra1y, due to Lessee's exercise of the first Renewal Term, commencing as of January 1, 2013, the Fixed Rent shall be payable as follows: [*******].

3.    Except as specifically modified hereby, all of the terms and conditions of the Lease remain in full force and effect.

4.    This Agreement shall be binding upon, and inure to the benefit of, Lessor and Lessee and their respective heirs, successors and assigns.

5.    This Agreement shall be construed in accordance with the laws of the State of Connecticut.

6.    This Agreement may not be changed or modified, in whole or in part, except by written instrument executed by the party against whom enforcement of such change or modification is sought.

7.    All capitalized terms used, but not defined herein, shall have the definitions attributed thereto in the Lease.

IN WITNESS WHEREOF, Lessor and Lessee have executed this Agreement as of the day and date first above written.

LESSOR:

COMMERCE PARK REALTY, LLC

By: Commerce Park Management Company Its Manager

By: /s/ Melvyn J. Powers
Its President

LESSEE:

HOLOGIC, INC.

By: /s/ Robert H. Lavallee
Its SVP and CAO